EXHIBIT 99.2

Midway Gold Closes US$12 Million Bought Deal Offering

June 6, 2011

Denver, Colorado–Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) has closed its previously announced bought deal offeringin Canada and the United States for aggregate gross proceeds of US$12 million, through the issue of 7,500,000common shares at a price of US$1.60 per common share.

The underwriter, Haywood Securities Inc.,was paid a cash commission of 5% of the gross proceeds of the offering.

Midway intends to use the aggregate net proceeds from the offering to advance its projects, to fund its general and administrative cost (including property maintenance fees) and for general working capital purposes.

The common shares were offered pursuant to a final prospectus supplement (the "US Prospectus Supplement") to the base shelf prospectus (the "U.S. Base Prospectus") in the Company's shelf registration statement on Form S-3 effective February 14, 2011 (File No. 333-172009) (the "Registration Statement") filed with the Securities and Exchange Commission on February 14, 2011, and pursuant to a final prospectus supplement (the "Canadian Prospectus Supplement") to the Company's base shelf prospectus, dated April 21, 2011 (the "Canadian Base Prospectus"), filed with securities regulatory authorities in each of the provinces of British Columbia, Alberta and Ontario. Copies of the Canadian Prospectus Supplement and the accompanying Canadian Base Shelf Prospectus may be obtained by accessing the website maintained by the Canadian securities regulatory authorities at www.sedar.com, and copies of the US Prospectus Supplement and the U.S. Base Prospectus may be obtained by visiting EDGAR the SEC website at www.sec.gov.

Copies of the final U.S. Prospectus Supplement and final Canadian Prospectus Supplement in connection with the offering of common shares in Canada and the United States along with the U.S. Base Prospectus and Canadian Base Prospectus can be obtained from the Agent at:

Haywood Securities Inc.
Suite 700-200 Burrard Street
Vancouver, BC, Canada
V6C 3L6
Attention: Michelle Jankovich
Telephone: 604-697-7126
E-mail: mjankovich@haywood.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction. The securities offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the U.S. Prospectus Supplement, the Canadian Prospectus Supplement or the U.S. Base Prospectus or the Canadian Base Prospectus.

ON BEHALF OF THE BOARD
"Daniel E. Wolfus"
DanielE. Wolfus, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.